Exhibit 99.1

Webster Financial Corporation Appoints CFO Successor;

Names New Board Member

Neal Holland to assume CFO role following Glenn MacInnes’ retirement;

Former OCC Deputy Comptroller Bill Haas joins Board of Directors

July 15, 2024, STAMFORD, Conn.-Webster Financial Corporation (NYSE: WBS) (“Webster” or “the Company”), the holding company, for Webster Bank, N.A., (the “Bank”) announced its Board of Directors approved both the appointment of William (Neal) Holland, as Executive Vice President, Finance of both the Company and the Bank, and the election of William (Bill) Haas, as a new non-management member of the Board of Directors of the Company and the Bank.

In addition, the Board of Directors also appointed Holland as the Chief Financial Officer (CFO) for the Company and the Bank to be effective following current Executive Vice President and CFO Glenn MacInnes’ previously announced retirement, which is expected in August 2024. At that time, MacInnes will assume an advisory role.

Holland brings more than 20 years of strategic and financial experience to Webster, including most recently serving as CFO for First Republic Bank till May 2023. Prior to that he served as CFO of Mitsubishi UFJ Financial Group (MUFG) Union Bank, N.A. and MUFG Americas Holding Corporation, including other senior level operating roles throughout his career. Holland, a CPA with a CFA distinction, earned a bachelor’s degree in business administration from the University of Washington.

Haas held numerous leadership roles during his 38-year career at the Office of the Comptroller of the Currency (OCC), the federal regulator for national banks, including Deputy Comptroller for Midsize Bank Supervision. He played a leading role in the OCC’s efforts to strengthen and revitalize Minority Depository Institutions, and in 2020 became a Senior Advisor for Project REACh (Roundtable for Economic Access and Change). In addition, he was also the Commercial Credit Risk Team Lead at Norwest Corporation, and a member of the OCC credit risk team at US Bank Corp. Haas is currently a Senior Advisor to the Midsize Bank Coalition of America (MBCA). He graduated from Hastings College (NE) with a degree in business administration and political science.

“We are excited to bring Neal and Bill to Webster,” said John Ciulla, Chairman and Chief Executive Officer of Webster. “Neal brings significant experience at larger banking institutions and Bill adds depth to our Board with his extensive regulatory and risk management background. We look forward to benefitting from their counsel and insights as we further improve our advantageous market position through these key appointments.”

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About Webster

Webster Financial Corporation (NYSE:WBS) is the holding company for Webster Bank, N.A. and its HSA Bank division. Webster is a leading commercial bank in the Northeast that provides a wide range of digital and traditional financial solutions across three differentiated lines of business including: Commercial Banking, Consumer Banking and its HSA Bank division, one of the country’s largest providers of one of the country’s largest providers of employee benefits solutions. Headquartered in Stamford, CT, Webster is a values-driven organization with more than $70 billion in assets. Its core footprint spans the northeastern U.S. from New York to Massachusetts, with certain businesses operating in extended geographies. Webster Bank is a member of the FDIC and an equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com.

Media Contact:

Alice Ferreira, 203-578-2610

acferreira@websterbank.com

Investor Contact:

Emlen Harmon, 212-309-7646

eharmon@websterbank.com